Exhibit 99.1

Collectors Universe Declares Quarterly Cash Dividend of $0.325 per Common Share

NEWPORT BEACH, CA ― April 29, 2013 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that, pursuant to its previously adopted dividend policy, the Board of Directors has declared the Company's quarterly cash dividend of $0.325 per share of common stock for the fourth quarter of fiscal 2013.  The cash dividend will be paid on May 31, 2013 to stockholders of record on May 17, 2013.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, and memorabilia (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Contact:
Joseph Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com